EXHIBIT (j)(2)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We consent to the incorporation by reference in this Post-Effective Amendment No. 75 to Registration Statement No. 33-12, of Cash Reserve Fund, a Series of North Track Funds, Inc., on Form N-1A of our report dated December 20, 2004, appearing in the Annual Report, for the year ended October 31, 2004, and to the reference to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are also part of this Registration Statement.




DELOITTE & TOUCHE LLP

/s/  Deloitte & Touche LLP

Chicago, Illinois
February 8, 2005